Rouse Properties Reports Second Quarter 2014 Results
- Core NOI Increased by 14.7% and FFO Increased by 8.8% Per Share -
- Ninth Consecutive Quarter of Over 525,000 Square Feet of Leases Signed -
- Initial Rental Rate Spread for New and Renewal Leases Increased 7.7% -
- Acquired 1.3 Million Square Foot Bel Air Mall for $131.9 Million -
- Increasing Full Year 2014 Guidance Range by $0.02 Per Share -

New York, NY, August 4, 2014 - Rouse Properties, Inc. (the "Company" or "Rouse") (NYSE: RSE) a national owner of regional enclosed malls, today announced consolidated results for the three months ended June 30, 2014.
"We continued to make great progress through the second quarter of 2014, implementing our operational and capital investment programs across our entire platform, as well as continuing to grow and upgrade our portfolio with accretive acquisitions," stated Andrew Silberfein, President and Chief Executive Officer. "During the quarter, we leased 565,000 square feet, our ninth consecutive quarter with more than 525,000 square feet. This activity is improving the metrics of our portfolio, with our total portfolio leased percentage rising to 90.5%, our initial rent spreads up 7.7% over prior leases, and our tenant sales increasing to $309 per square foot."

Mr. Silberfein continued, "Our Same Property Core NOI growth which was was up modestly for the quarter, after adjusting for settlement expenses related to legacy liability lawsuits, was in line with our expectations. As our signed but not yet open leases come on line, representing approximately $19.0 million of annual incremental revenue, we expect our same property NOI growth to significantly accelerate in the second half of 2014, following a pattern consistent with last year."

Operational and Financial Highlights Second Quarter 2014

•
Total average rental rates for new and renewal leases, on a same suite basis, rose 12.4% and the initial rental rates for new and renewal leases increased 7.7%, on average, for leases executed during the quarter ended June 30, 2014.

•	Total portfolio average mall in-place rent for tenants less than 10,000 square feet increased 1.5%, year over year, to $39.17 from $38.61 per square foot.

•	Leased 565,000 square feet of in-line GLA in the quarter.

•
Inline leased percentage was 91.0% at quarter end, and 94.2% including anchors, for the portfolio excluding Knollwood, Gateway and Steeplegate malls. The total portfolio percentage leased increased 110 basis points compared to the same period last year.

•	Permanent leased percentage ended the quarter at 81.6%, a 220 basis point increase compared to the end of the same period last year.

•	Portfolio tenant sales increased by 4.0% to $309 per square foot on a trailing twelve month basis.

Financial Results for the Three Months Ended June 30, 2014
Core FFO was $21.4 million, or $0.37 per diluted share, as compared to $17.2 million, or $0.34 per diluted share in the prior year period. The growth year over year was primarily the result of the impact of the properties that were acquired in 2013 and 2014.
Core NOI was $44.4 million as compared to $38.7 million in the prior year period. On a Same Property basis, excluding legacy litigation expenses of approximately $0.8 million, Core NOI, as adjusted, for the portfolio increased by 1.2% to $33.9 million from $33.5 million for the three months ended June 30, 2014 compared to June 30, 2013. Including these expenses, Same Property Core NOI was $33.1 million for the three months ended June 30, 2014 compared to $34.0 million for the three months ended June 30, 2013.
Net loss was $(8.2) million or $(0.14) per basic and diluted share, as compared to a net income of $4.1 million or $0.08 per basic and diluted share in the prior year period. The change in net loss was primarily due to the result of the gain on early extinguishment of debt of $14.0 million related to the Boulevard Mall for the three months ended June 30, 2013.
Acquisition
In May 2014, the Company completed the acquisition of Bel Air Mall, located in Mobile, Alabama, for a total purchase price of $131.9 million net of closing costs and adjustments. As part of the acquisition, the Company assumed an existing mortgage of $112.5 million which bears interest at a fixed rate of 5.30%, matures in December 2015, and amortizes over 30 years. Bel Air Mall totals approximately 1.3 million square feet and is anchored by Dillard's, Belk, Target, jcpenney and Sears. As the only enclosed regional mall within a 60 mile radius, it serves an expansive trade area of more than 570,000 people across southern Alabama, Mississippi and the Florida Panhandle, and features leading national retailers such as Victoria’s Secret, Francesca’s, Forever 21, Bath & Body Works, Journeys, Buckle, and Footlocker.
Subsequent Events
On July 1, 2014, the Company removed Chula Vista Center located in Chula Vista, CA from the 2013 Term Loan collateral pool and placed a new non-recourse mortgage loan on the asset for $70.0 million. The loan bears interest at a fixed rate of 4.18%, has a term of ten years, and amortizes over 30 years. Sikes Senter located in Wichita Falls, TX, had an outstanding mortgage loan of $54.6 million with a fixed interest rate of 5.20% which was repaid on July 1, 2014 from proceeds from the Chula Vista Center refinancing. Upon repayment Sikes Senter was added to the 2013 Term Loan collateral pool with no change to the outstanding 2013 Term Loan balance. These refinancings resulted in approximately $15.0 million of proceeds to the Company before transaction costs.

In July, 2014, the Company also reduced the spread on the non-recourse mortgage loan on NewPark Mall located in Newark, CA, from LIBOR plus 405 basis points to LIBOR plus 325 basis points.

On July 21, 2014, a receiver was appointed for the Steeplegate Mall mortgage loan and the Company along with the special servicer and the receiver are working on an orderly transfer of the deed to the Steeplegate Mall mortgage lender or successor lender should the loan be sold in the coming months. The loan matured on August 1, 2014 and was not repaid, as such the loan is currently in default.

Common Stock Dividend
On July 31, 2014, the Board of Directors declared a common stock dividend of $0.17 per share payable on October 31, 2014 to stockholders of record on October 15, 2014. The Company's objective is to continue to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company's repositioning and acquisition plans continue to take effect.

2014 Guidance
The Company is increasing its full year 2014 guidance range for Core FFO to $1.59 to $1.63 per diluted share, based on management's expectation as of the date of this release. Full year guidance assumes the following: Growth of 3.0% to 4.0% in Same Property Core NOI(1), as adjusted, excluding legacy litigation expenses, general and administrative expense of $24.6 million to $24.7 million, and net interest expense of $68.6 million to $68.8 million. The guidance presented does not include the effects of any additional property acquisitions, dispositions, or capital transaction activity completed subsequent to June 30, 2014, other than those items discussed herein.

A reconciliation of the range of expected diluted net income per share to estimated Core FFO per share for 2014 is as follows:

	For the year ended
	December 31, 2014
	Low	High
Expected net income per share	0.15	0.24
Add: Depreciation and amortization	1.11	1.10
Expected Funds From Operations per share	1.26	1.34
Other Core Funds From Operations adjustments (2)	0.33	0.29
Core Funds From Operations (3)	$1.59	$1.63

(1) The Same Property excludes acquisitions completed after January 1, 2013, Knollwood and Gateway Malls which will be undergoing construction to convert the assets from enclosed malls to open air power centers, and Steeplegate Mall which is encumbered by a non-recourse mortgage loan that matured on August 1, 2014 and has been designated as a special consideration asset. An asset is designated as special consideration when a property has a heightened probability of being conveyed to its lender absent substantive renegotiation.
(2) Refer to the Supplemental Information package for additional details on the nature of the adjustments to reconcile to FFO and Core FFO. 2014 Guidance includes:

	Low	High
Straight-line rent and above / below market lease amortization	$9,500	$8,750
Other expenses	1,250	750
Amortization of market rate adjustments	3,750	3,250
Amortization of deferred financing costs	4,000	3,500
Income taxes	700	600

(3) Assumes 2014 annualized weighted average common shares outstanding - diluted of 58,200,000.
Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 5:00 p.m. eastern standard time on August 4, 2014, to discuss second quarter 2014 results. The number to call is 877-705-6003 (domestic) and 1-201-493-6725 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through August 19, 2014, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 13586167.
Forward-Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects, and the Company's ability to increase margins, including net operating income. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and other documents filed by the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (property operating expenses, real estate taxes, repairs and maintenance, marketing, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, and real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and was founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 35 malls in 22 states encompassing over 24.8 million square feet of retail space. For more information, visit www.rouseproperties.com.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2014 (Unaudited)	June 30, 2013 (Unaudited)	June 30, 2014 (Unaudited)	June 30, 2013 (Unaudited)
Revenues:
Minimum rents	$46,820	$39,834	$92,790	$78,563
Tenant recoveries	18,729	16,155	37,912	32,335
Overage rents	474	841	1,938	2,291
Other	1,767	1,551	2,988	2,685
Total revenues	67,790	58,381	135,628	115,874
Expenses:
Property operating costs	17,159	14,210	33,895	27,817
Real estate taxes	6,073	6,069	12,266	11,784
Property maintenance costs	2,600	2,925	5,776	6,203
Marketing	540	660	1,081	1,312
Provision for doubtful accounts	194	350	388	499
General and administrative	6,541	5,248	12,481	10,099
Depreciation and amortization	23,419	15,563	44,463	31,670
Other	587	969	1,261	1,467
Total expenses	57,113	45,994	111,611	90,851
Operating income	10,677	12,387	24,017	25,023

Interest income	104	125	276	326
Interest expense	(18,833)	(21,659)	(36,647)	(41,303)
Loss before income taxes and discontinued operations	(8,052)	(9,147)	(12,354)	(15,954)
Provision for income taxes	(123)	(219)	(247)	(254)
Loss from continuing operations	(8,175)	(9,366)	(12,601)	(16,208)
Discontinued operations:
Loss from discontinued operations	—	(513)	—	(23,158)
Gain on extinguishment of debt	—	13,995	—	13,995
Discontinued operations, net	—	13,482	—	(9,163)
Net income (loss)	$(8,175)	$4,116	$(12,601)	$(25,371)

Loss from continuing operations per share - Basic and Diluted (1)	$(0.14)	$(0.19)	$(0.22)	$(0.33)

Net income (loss) per share - Basic and Diluted (1)	$(0.14)	$0.08	$(0.22)	$(0.51)

Dividends declared per share	$0.17	$0.13	$0.34	$0.26

Other comprehensive income (loss):
Net income (loss)	$(8,175)	$4,116	$(12,601)	$(25,371)
Other comprehensive income (loss):
Amount of loss reclassified from accumulated OCI into income	(369)	—	(655)	—
Comprehensive income (loss)	$(8,544)	$4,116	$(13,256)	$(25,371)

(1) Calculated using weighted average number of shares of 57,519,079 and 49,342,013 for the three months ended June 30, 2014 and 2013, respectively, and 56,828,173 and 49,337,110 for the six months ended June 30, 2014 and 2013, respectively.

Consolidated Balance Sheets

(In thousands)	June 30, 2014 (Unaudited)	December 31, 2013

Assets:
Investment in real estate:
Land	$362,030	$353,061
Buildings and equipment	1,742,403	1,595,070
Less accumulated depreciation	(165,468)	(142,432)
Net investment in real estate	1,938,965	1,805,699
Cash and cash equivalents	22,294	14,224
Restricted cash	44,089	46,836
Demand deposit from affiliate (1)	10,014	—
Accounts receivable, net	30,957	30,444
Deferred expenses, net	49,202	46,055
Prepaid expenses and other assets, net	66,416	76,252
Total assets	$2,161,937	$2,019,510

Liabilities:
Mortgages, notes and loans payable, net	$1,482,874	$1,454,546
Accounts payable and accrued expenses, net	105,770	109,683
Total liabilities	1,588,644	1,564,229

Commitments and contingencies	—	—

Equity:
Preferred stock (2)	—	—
Common stock (3)	578	497
Additional paid-in capital	696,985	565,798
Accumulated deficit	(123,726)	(111,125)
Accumulated other comprehensive loss	(655)	—
Total stockholders' equity	573,182	455,170
Non-controlling interest	111	111
Total equity	573,293	455,281
Total liabilities and equity	$2,161,937	$2,019,510

(1) Demand deposit with Brookfield U.S. Holdings Inc. The note earns interest at LIBOR (30 day) plus 1.05% and is payable the earlier of three days notice or on August 14, 2014.
(2) Preferred stock: $0.01 par value; 50,000,000 shares authorized, 0 issued and outstanding as of June 30, 2014 and December 31, 2013.
(3) Common stock: $0.01 par value; 500,000,000 shares authorized, 57,746,765 issued and 57,742,605 outstanding as of June 30, 2014 and 49,652,596 issued and 49,648,436 outstanding as of December 31, 2013.
.

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	June 30, 2014					June 30, 2013
(In thousands, except per share amounts)	(Unaudited)					(Unaudited)
	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$46,820	$—	$46,820	$3,186	$50,006	$39,834	$1,698	$41,532	$3,330	$44,862
Tenant recoveries	18,729	—	18,729	—	18,729	16,155	657	16,812	—	16,812
Overage rents	474	—	474	—	474	841	18	859	—	859
Other	1,767	—	1,767	—	1,767	1,551	52	1,603	—	1,603
Total revenues	67,790	—	67,790	3,186	70,976	58,381	2,425	60,806	3,330	64,136
Operating Expenses:
Property operating costs (2)	17,159	—	17,159	(36)	17,123	14,210	884	15,094	(30)	15,064
Real estate taxes	6,073	—	6,073	—	6,073	6,069	141	6,210	—	6,210
Property maintenance costs	2,600	—	2,600	—	2,600	2,925	150	3,075	—	3,075
Marketing	540	—	540	—	540	660	21	681	—	681
Provision for doubtful accounts	194	—	194	—	194	350	11	361	—	361
Total operating expenses	26,566	—	26,566	(36)	26,530	24,214	1,207	25,421	(30)	25,391

Net operating income	41,224	—	41,224	3,222	44,446	34,167	1,218	35,385	3,360	38,745

General and administrative (3)(4)	6,541	—	6,541	(16)	6,525	5,248	—	5,248	(63)	5,185
Other (5)	587	—	587	(587)	—	969	—	969	(969)	—
Subtotal	34,096	—	34,096	3,825	37,921	27,950	1,218	29,168	4,392	33,560

Interest income	104	—	104	—	104	125	—	125	—	125
Interest expense	—	—	—	—	—	—	—	—	—	—
Amortization and write-off of market rate adjustments	(1,313)	—	(1,313)	1,313	—	(2,252)	(541)	(2,793)	2,793	—
Amortization and write-off of deferred financing costs	(880)	—	(880)	880	—	(2,853)	(49)	(2,902)	2,902	—
Debt extinguishment costs	—	—	—	—	—	(1,026)	—	(1,026)	1,026	—
Interest on debt	(16,640)	—	(16,640)	—	(16,640)	(15,528)	(946)	(16,474)	—	(16,474)
Provision for income taxes	(123)	—	(123)	123	—	(219)	—	(219)	219	—
Funds from operations	$15,244	$—	$15,244	$6,141	$21,385	$6,197	$(318)	$5,879	$11,332	$17,211
Funds from operations per share - basic and diluted (6)					$0.37					$0.35
Funds from operations per share - diluted (7)					$0.37					$0.34

(1) Core adjustments include the aggregate amounts for consolidated and discontinued operations for straight-line rent of $(462) and $(889), above / below market lease amortization of $3,639 and $3,969 and tenant inducement amortization of $9 and $250 for the three months ended June 30, 2014 and 2013, respectively.
(2) Core adjustments include above / below market ground lease amortization of $36 and $30 for the three months ended June 30, 2014 and 2013, respectively.
(3) General and administrative costs include $957 and $775 of non-cash stock compensation expense for the three months ended June 30, 2014 and 2013, respectively.
(4) Core adjustments include amounts for the corporate and regional office straight-line rent of $16 and $63 for the three months ended June 30, 2014 and 2013, respectively.
(5) Core adjustments include property acquisition costs and non-recurring costs related to the transition from Brookfield financial service center.
(6) Calculated using weighted average number of shares of common stock of 57,519,079 and 49,342,013 for the three months ended June 30, 2014 and 2013, respectively.
(7) Assumes 57,897,716 and 50,221,101 diluted shares of common stock for the three months ended June 30, 2014 and 2013, respectively.

Reconciliation of Core NOI and Core FFO - For the Six Month Period Ended

	June 30, 2014					June 30, 2013
(In thousands, except per share amounts)	(Unaudited)					(Unaudited)
	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO	Consolidated	Discontinued Operations	Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$92,790	$—	$92,790	$6,319	$99,109	$78,563	$3,117	$81,680	$7,236	$88,916
Tenant recoveries	37,912	—	37,912	—	37,912	32,335	1,475	33,810	—	33,810
Overage rents	1,938	—	1,938	—	1,938	2,291	72	2,363	—	2,363
Other	2,988	—	2,988	—	2,988	2,685	148	2,833	—	2,833
Total revenues	135,628	—	135,628	6,319	141,947	115,874	4,812	120,686	7,236	127,922
Operating Expenses:
Property operating costs (2)	33,895	—	33,895	(67)	33,828	27,817	1,682	29,499	(61)	29,438
Real estate taxes	12,266	—	12,266	—	12,266	11,784	301	12,085	—	12,085
Property maintenance costs	5,776	—	5,776	—	5,776	6,203	286	6,489	—	6,489
Marketing	1,081	—	1,081	—	1,081	1,312	49	1,361	—	1,361
Provision for doubtful accounts	388	—	388	—	388	499	1	500	—	500
Total operating expenses	53,406	—	53,406	(67)	53,339	47,615	2,319	49,934	(61)	49,873

Net operating income	82,222	—	82,222	6,386	88,608	68,259	2,493	70,752	7,297	78,049

General and administrative (3)(4)	12,481	—	12,481	(22)	12,459	10,099	—	10,099	(94)	10,005
Other (5)	1,261	—	1,261	(1,261)	—	1,467	—	1,467	(1,467)	—
Subtotal	68,480	—	68,480	7,669	76,149	56,693	2,493	59,186	8,858	68,044

Interest income	276	—	276	—	276	326	—	326	—	326
Interest expense	—	—	—	—	—	—	—	—	—	—
Amortization and write-off of market rate adjustments	(1,887)	—	(1,887)	1,887	—	(3,548)	(1,131)	(4,679)	4,679	—
Amortization and write-off of deferred financing costs	(2,153)	—	(2,153)	2,153	—	(4,978)	(103)	(5,081)	5,081	—
Debt extinguishment costs	—	—	—	—	—	(1,886)	—	(1,886)	1,886	—
Interest on debt	(32,607)	—	(32,607)	—	(32,607)	(30,891)	(1,993)	(32,884)	—	(32,884)
Provision for income taxes	(247)	—	(247)	247	—	(254)	—	(254)	254	—
Funds from operations	$31,862	$—	$31,862	$11,956	$43,818	$15,462	$(734)	$14,728	$20,758	$35,486
Funds from operations per share - basic and diluted (6)					$0.77					$0.72
Funds from operations per share - diluted (7)					$0.76					$0.71

(1) Core adjustments includes the aggregate amounts for consolidated and discontinued operations for straight-line rent of $(1,087) and $(1,853), above / below market lease amortization of $7,396 and $8,589 and tenant inducement amortization of $10 and $500 for the six months ended June 30, 2014 and 2013, respectively.
(2) Core adjustments include above / below market ground lease amortization of $67 and $61 for the six months ended June 30, 2014 and 2013, respectively.
(3) General and administrative costs include $1,777 and $1,497 of non-cash stock compensation expense for the six months ended June 30, 2014 and 2013, respectively.
(4) Core adjustments include amounts for the corporate and regional office straight-line rent of $22 and $94 for the six months ended June 30, 2014 and 2013, respectively.
(5) Core adjustments include property acquisition costs and non-recurring costs related to the transition from Brookfield financial service center.
(6) Calculated using weighted average number of shares of 56,828,173 and 49,337,110 for the six months ended June 30, 2014 and 2013, respectively.
(7) Assumes 57,436,703 and 50,221,101 diluted common shares for the six months ended June 30, 2014 and 2013, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2014(unaudited)	June 30, 2013 (unaudited)	June 30, 2014(unaudited)	June 30, 2013 (unaudited)

Reconciliation of NOI to GAAP Operating Income
NOI	$41,224	$35,385	$82,222	$70,752
Discontinued operations	—	(1,218)	—	(2,493)
General and administrative	(6,541)	(5,248)	(12,481)	(10,099)
Other	(587)	(969)	(1,261)	(1,467)
Depreciation and amortization	(23,419)	(15,563)	(44,463)	(31,670)
Operating income	$10,677	$12,387	$24,017	$25,023

Reconciliation of FFO to GAAP Net income (loss) attributable to common stockholders
FFO	$15,244	$5,879	$31,862	$14,728
Discontinued operations	—	(195)	—	(22,424)
Depreciation and amortization	(23,419)	(15,563)	(44,463)	(31,670)
Gain on extinguishment of debt	—	13,995	—	13,995
Net income (loss) attributable to common stockholders	$(8,175)	$4,116	$(12,601)	$(25,371)

Weighted average number of shares outstanding	57,519,079	49,342,013	56,828,173	49,337,110
Net income (loss) per share	$(0.14)	$0.08	$(0.22)	$(0.51)
.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com